Exhibit 5.4

CONSENT OF JAMES S. VOORHEES

To the Directors of
Glamis Gold Ltd.

     I hereby consent to the incorporation by reference in the Glamis Gold Ltd. (“Glamis”) Registration Statement on Form F-10 dated on or about January 7, 2005, of the report, which was prepared under my direct supervision, regarding certain mineable reserves and contained ounces of Glamis which appears under the heading “Summary of Reserves and Other Mineralization – Proven and Probable Mineable Reserves” in Glamis Gold Ltd.’s Annual Information Form for the year ended December 31, 2003.

/s/ James S. Voorhees
James S. Voorhees

Reno, Nevada
January 7, 2005